LEHMAN BROTHERS INCOME FUNDS

                                 INVESTOR CLASS
                           PLAN PURSUANT TO RULE 12b-1


                                   SCHEDULE A

     The Investor Class of the following series of Lehman Brothers Income Funds are subject to this Plan Pursuant to Rule 12b-1, at the fee rates specified:



Series                                       Fee (as a Percentage of Average
------                                       Daily Net Assets of Investor Class)
                                             -----------------------------------

Lehman Brothers Core Bond Fund               0.25%








DATED: June 1, 2007